EXHIBIT 99.1

Contacts:
Ken Lowe
Sigma Designs, Inc.
408-957-9850
kal@sdesigns.com

Sigma Signs a Definitive Agreement to Acquire
UWB Chipset Start-Up Blue7 Communications

Addition of Wireless Division will Broaden Sigma’s Technology Portfolio and Enable Greater Levels of Media Processor Integration

MILPITAS, Calif., - December 15, 2005 - Sigma Designs (Nasdaq: SIGM), a leader in digital media processing for consumer electronics, today announced that it has signed a definitive agreement to acquire Blue7 Communications, a privately held San Jose-based company focused on the development of advanced wireless technologies, and Ultra-Wideband (UWB) semiconductor products.

Demand for wireless communication solutions continues to escalate each year, encompassing increasingly more of the consumer electronics environment. While WiFi (802.11) solutions have largely satisfied the need for medium bandwidth data communications, the latest challenge is to address the needs of an audio/video entertainment network, requiring enough bandwidth to handle multiple high-definition video streams while remaining within the price range of mainstream adoption. Ultra-Wideband (UWB) technology offers such a solution, supporting a maximum data rate of 480 Mbps with high QoS, low power consumption and competitive pricing.

Blue7 has been a privately held start-up company largely focused on the development of UWB semiconductor products for the consumer electronics market. Products currently being designed include the Windeo® chipset, encompassing an all-CMOS solution with the Baseband and MAC integrated chip along with an RF front-end chip, both of which are expected to move into production during the second half of 2006. Target applications for these high-performance, wireless chipsets include wireless video/audio streaming within the home, wireless connections from set-top components to HDTV displays, and future potential for a wireless USB standard.

Blue7 was founded four years ago and is currently located in San Jose. The company employs 20 people, 18 of which are engineers with experience in wireless LAN, CDMA, CMOS mixed signal RF, and other wireless technologies. A total of 13 patent applications have been filed during the development of Blue7’s technologies. Upon completion of the acquisition, it is anticipated that Blue7’s operations will be physically moved to Sigma Designs’ headquarters in Milpitas.

“Wireless connectivity is becoming an integral part of the consumer entertainment landscape,” said Thinh Tran, chairman and CEO of Sigma Designs. “With Sigma’s focus on IP video and networked consumer products, the addition of wireless communication products and technologies will enable us to address broader solutions and increase our value-add in each product.”

“Sigma has the strongest media processor technology in the industry,” said Hung Nguyen, president and CEO of Blue7 Communications. “We see a tremendous synergy for combing this strength with our advanced wireless technologies to address the burgeoning consumer entertainment market.”

Under the terms of the agreement, Sigma Designs will pay a total of approximately $14 million, in common stock issued or reserved for future issuance in exchange for all outstanding shares of Blue7 capital stock and the assumption of all outstanding employee stock options, less amounts for securities held by Sigma in Blue7. The acquisition is subject to various standard closing conditions, including applicable regulatory approvals, and is expected to close by the end of February 2006. Sigma expects to record a one-time charge for purchased in-process R&D expenses related to the acquisition in its fourth fiscal quarter, ending January 31, 2006. The amount of that charge has not yet been determined. This transaction will not draw upon the S-3 shelf registration statements that Sigma filed with the Securities and Exchange Commission in January 2005.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements about the anticipated benefits of the proposed acquisition with Blue7, the consummation of the Blue7 acquisition and the timing of any financial charges resulting from the acquisition. Actual results could vary from those projected in the forward looking statements as a result of various factors, including the ability to effectively integrate an acquired business and technologies, worldwide economic conditions, consumer reaction to the new products and services being offered, alternative offerings by competitors, and the ability of the parties to work together successfully to achieve the anticipated benefits of the proposed acquisition.

About Sigma Designs, Inc.
Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com/.

About Blue7 Communications.
Founded in 2002, Blue7 Communications, a pioneer in Ultra Wideband (UWB) semiconductor products, develops wireless System-on-a-Chip ICs for the Consumer Electronics, Digital Entertainment, PC & Peripherals, and Mobile Devices markets. Blue7 Communications is focused on servicing the burgeoning and promising Ultra Wideband markets and currently has customers and partners evaluating their devices.

REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

Windeo and Blue7 are registered trademarks of Blue7 Communications.

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